Contacts:

Caraco Pharmaceutical - Daniel Movens: (313) 871-8400

Caraco Pharmaceutical - Thomas Versosky: (313) 556-4150

FOR IMMEDIATE RELEASE

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the First Quarter of Fiscal Year 2009

DETROIT, Michigan, July 25, 2008 -- Caraco Pharmaceutical Laboratories, Ltd. (Amex: CPD) posted net sales for the first quarter of Fiscal 2009, ended June 30, 2008, of $108.3 million, as compared to $35.4 million for the corresponding period of Fiscal 2008. This represents an increase of 206% over the first quarter of Fiscal 2008. Pre-tax income grew to $14.6 million for the first quarter of Fiscal 2009 as compared to a pre-tax income of $9.6 million during the corresponding period of Fiscal 2008, while net income increased by 11% to $9.4 million in the first quarter of Fiscal 2009, as compared to $8.5 million in the first quarter of Fiscal 2008.

Daniel H. Movens, Caraco’s Chief Executive Officer, said, “Our sales results for the first quarter are primarily due to sales of distributed products launched by the Company during the fourth quarter of Fiscal 2008 under the distribution and sale agreement with Sun Pharma and, to a lesser extent, sales of other products launched in Fiscal 2008 under the marketing agreements with Sun Pharma as well as growth in sales of our own manufactured products.”

Mr. Movens added, “Though distributed products launched in fourth quarter Fiscal 2008, remained a significant driver of our sales, first quarter Fiscal 2009 had solid growth on our overall product line over the corresponding period of Fiscal 2008. We continue to work towards improved market share of both new and existing products.”

“Our strategy remains to grow the business appropriately by utilizing all of our diverse paths of development. During Fiscal 2008, the weight of distributed product sales significantly increased. This trend will most likely continue on a short-term basis. Overall, we are pleased with the direction of the Company and our continued focus on executing Caraco’s business plan is a major factor in the Company’s success.”

First Quarter Fiscal 2009 Results

During the first quarter of Fiscal 2009, net sales were $108.3 million, as compared to $35.4 million for the corresponding period of Fiscal 2008. Gross profit during the first quarter of Fiscal 2009 improved to $23.6 million, as compared to $15.9 million for the corresponding period of Fiscal 2008, reflecting an increase of 48%. The increase in gross profit was due to higher sales, primarily of distributed products, including Paragraph IV products, under agreements with Sun Pharma.

The gross profit margin decreased as a percentage to 22% in the first quarter of Fiscal 2009 from 45% in the corresponding period of Fiscal 2008. The decrease was primarily due to the weight of increased sales of distributed products versus the sales of manufactured products, which had an impact on the overall margin percentage. Net sales for distributed products during the first quarter of Fiscal 2009 were $76.2 million compared to $7.0 million for the first quarter of Fiscal 2008. The gross profit margin was 9% for the first quarter of Fiscal 2009, as compared to 23% for the first quarter of Fiscal 2008. The decrease was primarily due to the weight of increased sales of Paragraph IV products versus the sales of other distributed products. Products that are part of the Paragraph IV distribution and sale agreement currently earn a gross profit margin of 8%. Paragraph IV certified products may face litigation challenges with respect to claims of patent infringement. Net sales for manufactured products were $32.0 million during the first quarter of Fiscal 2009, as compared to $28.4 million for the corresponding period of Fiscal 2008. The gross profit margin for manufactured products was 51% for the first quarter of Fiscal 2009, as compared to 50% for the first quarter of Fiscal 2008.

Mr. Movens stated, “Manufactured product margins have remained fairly stable, yet are slightly higher, primarily due to product sales mix. We are hopeful that these margins continue as we manage, among other things, various factors such as changes in product sales mix, the balance of product sold to the various classes of trade, new product launches and continued price erosion. We can not determine the weight of distributed product sales versus manufactured product sales in any given period, as it depends on our ability to gain market share on each product, and is relative to when the FDA approves any given product in either category of product and the revenue potential of that product once it has been approved.”

Selling, general and administrative (“SG&A”) expenses during the first quarter of Fiscal 2009 were $3.8 million, as compared to $3.4 million during the corresponding period of Fiscal 2008, representing an increase of 12%. The increase was mainly related to higher marketing and administrative efforts relative to the increase in sales. SG&A expenses, as a percentage of net sales, improved to 4% for the first quarter of Fiscal 2009, as compared to 10% for the corresponding period of Fiscal 2008. The lower SG&A, as a percentage of sales, is primarily due to increased sales of distributed products.

Total R&D expenses for the first quarter of Fiscal 2009 were $5.5 million, as compared to $3.3 million during the corresponding period of Fiscal 2008. The Company did not incur any non-cash R&D expenses (technology transfer costs) during the first quarter of Fiscal 2009 or during the corresponding period of Fiscal 2008, as the final product was transferred to Caraco by Sun Global during the third quarter of Fiscal 2008, which concluded the obligations between the parties under a technology transfer agreement between Caraco and Sun Global. Cash R&D will continue to increase in an effort to develop and file additional products. The cash R&D expenses during the first quarter of Fiscal 2009 were higher compared to those during the corresponding period of Fiscal 2008 due to increased R&D activity, including increased patent related expenses and increases in other expenses in an effort to file more products with the FDA. We filed one New Drug Application (“NDA”) relating to one product with the FDA during the first quarter of Fiscal 2009. We have received FDA approval for eight ANDAs relating to three products during the first quarter of Fiscal 2009. This brings our total number of ANDAs pending approval by the FDA to 19 (including four tentative approvals) relating to 16 products and one NDA pending approval.

Mr. Movens said, “As we have previously disclosed, we have implemented development strategies with various third parties both domestic and abroad, in addition to the Sun Pharma products agreements that will complement both the Caraco and Sun Pharma development pipeline. We also anticipate additional development agreements will be entered into in order to eliminate any future gaps in our calendar of approvals that we anticipate from the FDA. We expect these agreements to remain key future contributors to our business in addition to our own internal product development. We continue to fortify our internal development by adding formulators to our research and development team and increasing the number of products we have in development. We are pleased that we have filed our first NDA during the period.”

Mr. Movens stated, “The expansion of our facilities should be completed prior to the end of Fiscal 2009. This manufacturing facility along with our new distribution facility, which we recently leased, should provide the capacity we need to supply our customers effectively. Our training and succession planning is being enhanced to support our growth and predict future operational efficiencies. We are working with local universities and technical schools in order to provide the proper talented employees required to perform in a highly regulated business. This should create and solidify the pool of personnel required at all levels of the Company to support our growth and provide careers for the local economy. We anticipate improved productivity as our staff continues to increase their experience in their respective positions.”

“Our internal efforts, combined with Sun Pharma, in developing new products have also picked up momentum and this should permit us to grow at the level of our guidance as provided below. Based on our current distribution and sale and marketing agreements with Sun Pharma and our internal portfolio of products and future approved products, we believe we will achieve 25% growth in sales for Fiscal 2009, compared to Fiscal 2008,” added Mr. Movens.

“The Company intends to aggressively move forward with the development of new products. While the development of new products will increase our cash R&D expense and impact EPS, we believe that we will continue to have the cash and other means available to meet increased working capital requirements, fund anticipated Paragraph IV certification litigation legal expenses, and finance further capital investments. Product development is a critical element in meeting future expectations,” Mr. Movens concluded.

This press release should be read in conjunction with our Form 10-Q, which provides more detailed information on the results of the first quarter of Fiscal 2009.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic and private-label pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Item 1A to the Corporation’s annual report on Form 10-K, and include, but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

Financial Statements to Follow

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(A subsidiary of Sun Pharmaceutical Industries Limited)
STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended June 30,
	2008	2007

Net sales	$108,276,740	$35,400,317
Cost of goods sold	84,693,329	19,532,539

Gross profit	23,583,411	15,867,778

Selling, general and administrative expenses	3,818,002	3,402,667
Research and development costs	5,484,229	3,285,487

Operating income	14,281,180	9,179,624

Other income
Interest income	277,773	467,293

Other income	277,773	467,293

Net income before income taxes	14,558,953	9,646,917
Income taxes	5,118,888	1,131,701

Net income	$9,440,065	$8,515,216

Net income per common share
Basic	$0.29	$0.30

Diluted	$0.23	$0.22

Weighted number of shares
Basic	32,677,391	28,348,201

Diluted	40,536,369	39,026,845